Exhibit 99.2

Greif, Inc. Announces 2019 Investor Day Highlights
DELAWARE, Ohio, June 26, 2019 /PRNewswire/ -- Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced highlights of the Company's 2019 Investor Day.
Highlights include:

•	A 2022 Adjusted EBITDA commitment range of $820 million - $900 million

•	A 2022 Adjusted free cash flow commitment range of $410 million - $450 million

•	Increased synergies from the Caraustar acquisition to $60 million and an accelerated implementation timeline

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Announced the exploration of strategic alternatives, including a potential sale, for the consumer packaging business and related mill assets (approximately $330 million revenue in 2018), and that a sale process has commenced

Greif's Investor Day 2019 was webcasted and is available for replay on Greif's website at http://investor.greif.com under the "events calendar" tab. For further information, contact Greif's investor relations department at the contact information listed below.
About Greif, Inc.
Greif is a global leader in industrial packaging products and services and is pursuing its vision: In industrial packaging, be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. Greif also manages timber properties in the southeastern United States. The Company is strategically positioned in over 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.
Forward-Looking Statements
This presentation contains certain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The words "may," "will," "expect," "intend," "estimate," "anticipate," "aspiration," "objective," "project," "believe," "continue," "on track" or "target" or the negative thereof and similar expressions, among others, identify forward-looking statements. All forward looking statements are based on information currently available to management. Such forward-looking statements are subject to certain risks and uncertainties that could cause events and the Company's actual results to differ materially from those expressed or implied. Please see the disclosure regarding forward-looking statements immediately preceding Part I of the Company's Annual Report on the most recently filed Form 10-K. The company assumes no obligation to update any forward-looking statements.
Investor Relations Contact:
Greif, Inc.
Matt Eichmann
Vice President, Investor Relations & Corporate Communications
(740) 549 6067

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